Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION OF
5.0% SERIES F CONVERTIBLE PREFERRED STOCK
OF
CROSSROADS SYSTEMS, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Crossroads Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That the original Certificate of Designation of 5.0% Series F Convertible Preferred Stock (the “Series F Preferred Stock”) of the Corporation (the “Certificate of Designation”) was originally filed with the Secretary of State of Delaware on March 28, 2013.

SECOND: The Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Certificate of Designation, declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, and calling a meeting of the stockholders of the Corporation for consideration thereof.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares of the Corporation’s Common Stock and Series F Preferred Stock, as required by statute, were voted in favor of the following amendment to the Certificate of Designation.

A.	Clause (B) of the last sentence of Section 9(e)(iii) of the Certificate of Designation is amended and restated to read in its entirety as follows:

“(B) in any event, no longer apply as of 5:00 p.m., Central time, on March 14, 2014.”

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 14th day of March, 2014.

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
Name: Richard K. Coleman, Jr.
Title: President and Chief Executive Officer